EXHIBIT 10.26

EXECUTION VERSION

LOAN AGREEMENT

DATED AS OF JULY 19, 2007

INTERPOOL, INC.,
as Borrower

and

ING CAPITAL LLC,
as Lender

Exhibits

Exhibit A	Form of Guaranty
Exhibit B	Form of Security Agreement
Exhibit C	Form of Subordination Agreement
Exhibit D	Form of Notice of Borrowing
Exhibit E	Form of Solvency Certificate
Exhibit F	Form of Opinion of Counsel (New York and Delaware)
Exhibit G	Form of Opinion of Counsel (Barbados)
Exhibit H	Form of Opinion of Counsel (Luxembourg)
Exhibit I	Form of Note

i

THIS LOAN AGREEMENT (this “Agreement”), dated as of July 19, 2007, between ING CAPITAL LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Lender”) and INTERPOOL, INC., a corporation organized and existing under the laws of the State of Delaware (the “Borrower”):

WITNESSETH:

WHEREAS, the Borrower wishes to borrow funds from Lender, the proceeds of which shall be used as set forth in Section 2.2;

WHEREAS, the Lender, subject to the terms hereof, is willing to advance funds to the Borrower;

WHEREAS, concurrently with the execution and delivery hereof, the Borrower and the Guarantor shall execute and deliver the other Loan Documents to which such entity is a party and grant to the Lender the Liens on the Guarantor’s assets contemplated by the Loan Documents and Guarantor shall execute and deliver the Guaranty; and

WHEREAS, the Loan is being made to the Borrower on the terms set forth herein and conditioned upon the execution and delivery of the Guaranty and the Security Agreement and the Collateral provided thereunder.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1.   The following capitalized terms used in this Agreement shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with, such Person. A Person shall be deemed to “control” any other Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person whether by ownership of voting securities, by contract or otherwise, and the words “controlling” and “controlled by” shall have correlative meanings.

“Applicable Law” means, with reference to any Person or circumstance, all laws, treaties, judgments, decrees, injunctions, writs and orders of any Governmental Authority and all rules, regulations, orders, directives, licenses and permits prescribed by any Governmental Authority applicable to such Person or its property or in respect of its operations or to such circumstance.

“Borrower” has the meaning set forth in the preamble.

“Business Day” means a day other than a Saturday or Sunday on which commercial banks are generally open for business in New York, New York and London, England.

“Closing Date” means July 19, 2007.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning specified in the Security Agreement.

“Controlled Group” means all trades or businesses (whether or not incorporated) under common control that, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

“Debt” of any Person at any date means, without duplication, (a) all obligations (including contingent obligations) of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, and other accrued expenses arising in the ordinary course of business which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, but excluding trade accounts payable, (d) all obligations of such Person under leases which are or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable, (e) all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities (or property), (f) all deferred obligations of such Person to reimburse any bank or other Person in respect of amounts paid or advanced under a letter of credit or other instrument, (g) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person and (h) all Debt of others guaranteed directly or indirectly by such Person or as to which such Person has an obligation substantially the economic equivalent of a guarantee.

“Default” means any event which with notice or passage of time or both would become a Loan Event of Default.

“Default Rate” means the Interest Rate plus 2% per annum.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, collectively, as the same may be amended from time to time.

“GAAP” means generally accepted accounting principles in effect in the United States from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, or any federal, state, local or foreign governmental or regulatory body, authority, bureau, agency, division, branch, department, office or instrumentality or court or other judicial body, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantor” means Interpool Containers Limited, a company organized under the laws of Barbados.

“Guaranty” means that certain Guaranty in favor of the Lender by Guarantor substantially in the form attached hereto as Exhibit A, pursuant to which Guarantor shall guarantee the Obligations of Borrower under this Agreement and the other Loan Documents.

“Interest Payment Date” means the day of each October, January, April and July that numerically corresponds to the day of the month of the Closing Date, commencing with October 19, 2007.

“Interest Period” means (i) initially, the period beginning on (and including) the date on which the Loan is made and ending on (but excluding) the first Interest Payment Date and (ii) thereafter, the period beginning and including each Interest Payment Date and ending on (but excluding) the immediately following Interest Payment Date.

“Interest Rate” means, with respect to any Interest Period, LIBOR with respect to such Interest Period plus the Margin.

“IRS” means the Internal Revenue Service.

“Lender” has the meaning set forth in the preamble.

“LIBOR” means, (i) with respect to the initial Interest Period, 5.36%, and (ii) with respect to any subsequent Interest Period, the rate per annum determined by the Lender at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such subsequent Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Lender which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such subsequent Interest Period; provided that, to the extent that “LIBOR” is not ascertainable pursuant to the foregoing provisions of this definition with respect to any such subsequent Interest Period, “LIBOR” shall be the interest rate per annum determined by the Lender to be the average of the rates per annum at which deposits in Dollars are offered for such subsequent Interest Period to major banks in the London interbank market in London, England by the Lender at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such subsequent Interest Period.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), security interest, or other security device or arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, or any notice or similar recording filed under an applicable recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Loan” has the meaning set forth in Section 2.1.

“Loan Documents” means, collectively, this Agreement, the Note (if any), the Security Agreement and the Guaranty.

“Loan Event of Default” means an event so described in Section 8.1.

“Margin” means 32.5 basis points.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or financial condition of the Borrower and the Guarantor taken as a whole or (b) the validity or enforceability of any Loan Document or (c) the rights or remedies of the Lender under the Loan Documents or (d) the ability of the Borrower and the Guarantor, taken as a whole, to perform its obligations under the Loan Documents.

“Maturity Date” means July 19, 2014.

“1933 Act” means the United States Securities Act of 1933, as amended.

“Non-Excluded Taxes” has the meaning set forth in Section 2.10(a).

“Non-U.S. Person” has the meaning set forth in Section 9.6(b).

“Note” means any promissory note issued and delivered by the Borrower to the Lender pursuant to Section 2.8 and in the form attached hereto as Exhibit I.

“Notice of Borrowing” has the meaning set forth in Section 2.1.

“Obligations” means all amounts owing by the Borrower to the Lender pursuant to or in connection with or arising out of this Agreement or any other Loan Document or any other document made, delivered or given in connection herewith or therewith, including, without limitation, all principal of and interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Loan, breakage, make-whole or other premium, reimbursement obligations, fees, expenses, indemnification and reimbursement payments, penalties, costs and expenses (including reasonable legal fees and expenses payable pursuant to any provisions of any Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended or otherwise modified from time to time.

“PATRIOT Act Disclosures” means all documentation and other information which the Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

“PBGC” means the Pension Benefit Guaranty Corporation created by ERISA or any governmental authority succeeding to any or all of the functions of the Pension Benefit Guaranty Corporation.

“Person” means any person, firm, company, corporation, a limited liability company, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing.

“Permitted Liens” means Liens imposed by law for taxes that are not yet delinquent or are being contested in accordance with applicable law by appropriate proceedings diligently conducted so long as the Guarantor has set aside on its books adequate reserves for such taxes and such proceedings do not involve any risk of the sale, forfeiture or loss of any of the Collateral.

“Plan” means at any time, an employee pension or other benefit plan that is subject to Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (a) maintained by the Borrower or any member of the Controlled Group or (b) if such Plan is established, maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Borrower or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five Plan years made contributions.

“Pledged Account” has the meaning specified in the Security Agreement.

“Register” has the meaning set forth in Section 9.6(d).

“Requirement of Law” means, as to any Person, the certificate of incorporation and by laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, with respect to any Person, the chief executive officer, president or chief financial officer of such Person or any other officer of such Person so designated by any of the foregoing officers of such Person.

“Restructuring” means the transactions contemplated by that certain Agreement and Plan of Merger Agreement, dated April 20, 2007, among the Borrower, Chariot Acquisition Holding LLC and Chariot Acquisition Sub Inc.

“Security Agreement” means the Pledge Agreement dated July 19, 2007, between Guarantor and the Lender substantially in the form attached hereto as Exhibit B.

“Signing Fee” has the meaning set forth in Section 3.4.

“Subordinated Notes” means (i) that certain Promissory Note dated November 30, 2005 from the Guarantor to Interpool Limited in the original principal amount of $177,135,000 and (ii) that certain Promissory Note dated December 19, 2005 from the Guarantor to Interpool Limited in the original principal amount of $2,300,000.

“Subordination Agreement” means the Subordination Agreement dated as of July 19, 2007 among the Guarantor, the Lender and Interpool Limited, a company formed under the laws of Barbados, substantially in the form attached hereto as Exhibit C.

“Taxes” means any and all present or future income, excise, stamp, franchise or other taxes, levies, imposts, duties, deductions, fees, charges or withholdings (including any penalties or interest imposed thereon) now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Transactions” has the meaning set forth in Section 5.1(p).

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as enacted in the State of Delaware.

“United States” or “U.S.” means the United States of America, its fifty States and the District of Columbia.

“US Dollars”, “USD” and “$” “Dollars” or “dollars” means the lawful currency of the United States of America.

Section 1.2.	In this Agreement, unless otherwise specified:

(a) any reference in this Agreement to (i) “including” shall be construed as a reference to “including but not limited to”; (ii) a “party” means a party hereto; (iii) a Person (including a party) includes its successors in title, permitted assigns and permitted transferees (in the relevant capacity); (iv) a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organization; and (v) a “Section,” an “Annex,” a “Paragraph”, a “Schedule”, or the “preamble” is a reference to a section hereof, an annex hereto, a paragraph hereof, a schedule hereto or the preamble hereto, respectively;

(b) the singular includes the plural and vice versa;

(c) unless otherwise indicated, all references to times of the day are to New York City time;

(d) the headings to the various Sections and Annexes are for convenience only and shall not affect the construction hereof;

(e) a reference to any agreement or document (including this Agreement) shall be construed as a reference to such agreement or document as the same may have been amended, varied, or supplemented;

(f) a reference to a statute or other provision of law shall be construed as a reference to such statute or provision as the same may have been, or may from time to time be, amended, re-enacted or replaced; and

(g) in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including”, the word “through” means “to and including”, and the words “to” and “until” each mean “to but excluding”.

ARTICLE II

THE LOAN

Section 2.1. Subject to the terms and conditions of this Agreement, Lender agrees to advance a loan to Borrower on the Closing Date in an amount equal to $225,000,000 (Two Hundred Twenty-Five Million Dollars) (the “Loan”). The Borrower shall draw down the Loan by delivering to the Lender a written notice substantially in the form of Exhibit D attached hereto (a “Notice of Borrowing”) no later than two (2) Business Days preceding the Closing Date; provided that the making of the Loan shall be deemed a waiver of the requirement to deliver the Notice of Borrowing.

Section 2.2. The proceeds of the Loan shall be used by the Borrower in connection with the Restructuring or for any other general corporate purposes.

Section 2.3. Subject to the other provisions of this Agreement, the outstanding principal amount of the Loan shall be repaid (together with accrued but unpaid interest and all other amounts due and payable hereunder) on the Maturity Date.

Section 2.4. The Borrower shall have no right to prepay the Loan, in whole or in part, except as expressly permitted by the next sentence. The Borrower may prepay the Loan in whole or in part at any time and from time to time (together with accrued but unpaid interest on the amount so prepaid, all amounts payable pursuant to Section 2.7 and all other amounts due and payable hereunder or under the other Loan Documents) upon not less than five (5) Business Days prior notice to the Lender, which notice shall specify the date on which such prepayment shall be made and which may be revoked at any time prior to the date specified for prepayment in such notice.

Section 2.5. All payments of principal of and interest on the Loan and other amounts due hereunder or under the other Loan Documents shall be payable in U.S. Dollars in immediately available funds prior to 11:00 A.M., on the due date thereof to the following account: ING Capital LLC, JPMorgan Chase Bank New York, ABA No. 0210-0002-1, A/C of : ING Capital LLC Loan Agency Account, A/C No. 066-297-311 or such other account as the Lender may specify to the Borrower from time to time. All payments (including each prepayment) to be made by the Borrower hereunder or under the other Loan Documents, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim.

Section 2.6. If any date for a payment to be made pursuant to this Agreement would otherwise fall on a non-Business Day, it shall instead fall on the next Business Day (unless the next Business Day falls in the following month, in which case it shall instead fall on the preceding Business Day).

Section 2.7. The Borrower shall indemnify the Lender against, and on demand reimburse the Lender for, any loss, premium, penalty or expense which the Lender is required to pay or to incur in respect of breakage costs (including, without limitation, any loss or expense incurred by reason of the relending, depositing or other employment of funds acquired by the Lender to fund the Loan or the termination of any interest rate or credit default swap or other hedging arrangement) as a result of (a) any repayment or prepayment of the Loan other than on the Maturity Date, (b) the Borrower not making any prepayment on a date specified therefor in a notice of prepayment pursuant to Section 2.4 hereof (whether or not such notice is revoked) or (c) the purchase of the Loan from the Lender in accordance with Section 2.9(d). The Lender shall furnish the Borrower with a certificate setting forth the basis for determining any additional amount to be paid to it hereunder and such certificate shall be conclusive, absent manifest error, as to the contents thereof.

Section 2.8. At the request of the Lender, a Note shall be issued to the Lender in the principal amount of the Loan. The Note shall have a stated maturity of the Maturity Date.

Section 2.9. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by the Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof (i) shall subject the Lender to any tax, duty or other change with respect to the Loan or shall change the basis of taxation of payments by the Borrower to the Lender on the Loan, (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of the Lender or (iii) shall impose on the Lender any other condition and the result of any of the foregoing is to increase the cost to the Lender of making, issuing, creating or maintaining the Loan, by an amount that the Lender deems to be material, or to reduce any amount receivable hereunder or under any other Loan Document in respect thereof, then, in any such case, the Borrower shall promptly pay the Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If the Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower of the event by reason of which it has become so entitled and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of the Lender be otherwise disadvantageous to the Lender. If the Lender shall fail to notify the Borrower of any such subjection or imposition within ninety (90) days following the end of the month during which such subjection or imposition occurred, then the Borrower’s and Guarantor’s liability for any amounts described in this Section incurred by the Lender as a result of such subjection or imposition shall be limited to those attributable to the period occurring subsequent to the ninetieth (90th) day prior to, but excluding, the date upon which the Lender actually notified the Borrower of the occurrence of such event.

(b) If the Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by the Lender or any corporation controlling the Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on the Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under the other Loan Documents (taking into consideration the Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time, after submission by the Lender to the Borrower of a written request therefor, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender or such corporation for such reduction.

(c) The Lender will make the determinations contemplated by Sections 2.9(a) and (b) in good faith and without any discrimination against the Borrower (as compared to other similarly situated customers of the Lender and its affiliates); provided that the Lender shall not be obligated to take any steps that it determines in its sole discretion, to be adverse to its business or operations and provided, further, that, subject to the foregoing, a certificate as to any additional amounts payable pursuant to this Section and setting forth a reasonably detailed calculation of the additional amount or amounts to be paid to it hereunder or under the other Loan Documents submitted by the Lender to the Borrower shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loan and all other amounts payable hereunder or under the other Loan Documents.

(d) Notwithstanding anything to the contrary contained herein, if as the result of the introduction of or any change in any law or regulation (or any change in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof or otherwise having jurisdiction in respect thereof) after the date hereof shall make it unlawful or any Governmental Authority shall assert that it is unlawful or contrary to the practice or policy of such Governmental Authority, for the Lender to make, issue, create, continue or maintain the Loan or any of the other Transactions, then, at the election of the Lender and on notice thereof and demand therefor by the Lender to the Borrower (such notice from the Lender, the “Lender Notice”), the Borrower shall immediately prepay in full the Loan (together with accrued but unpaid interest thereon, all amounts payable pursuant to Section 2.7 and all other amounts due and payable hereunder or under the other Loan Documents); provided that if within two days after receipt of the Lender Notice the Borrower shall notify the Lender that it wishes to negotiate in good faith to seek to restructure the Loan or otherwise modify one or more Loan Documents pursuant to this Section 2.9(d) (such notice from the Borrower, the “Borrower Notice”), the Lender agrees to negotiate in good faith with the Borrower for a period ending thirty (30) days following the Lender Notice to attempt to restructure the Loan or otherwise modify one or more Loan Documents such that, (A) in the opinion of counsel to the Lender, after giving effect to such a restructuring or modification, it shall not be unlawful for the Lender to make, issue, create, continue or maintain the Loan or any of the other Transactions and it could not reasonably be expected that any Governmental Authority would assert that it is unlawful or contrary to the practice or policy of such Governmental Authority for the Lender to make, issue, create, continue or maintain the Loan or any of the other Transactions and (B) in any event it shall not be unlawful and no Governmental Authority shall have asserted that it is unlawful or contrary to the practice or policy of such Governmental Authority for the Lender to make, issue, create, continue or maintain the Loan or any of the other Transactions, after giving effect to such a restructuring or modification; provided, further, that (i) the Lender shall not be required pursuant to this Section 2.7(d) to take or omit to take any action which would adversely affect its rights, interests or obligations or create or increase any risk thereof and (ii) if, notwithstanding such good faith negotiations, the Borrower and the Lender are unable to agree upon a satisfactory restructuring of the Loan or modification of one or more Loan Documents within such thirty (30) day period, then on the first Business Day following the end of such thirty (30) day period the Borrower shall either (x) prepay in full the Loan (together with accrued but unpaid interest thereon, all amounts payable pursuant to Section 2.7 and all other amounts due and payable hereunder and under the other Loan Documents) or (y) cause a bank, financial institution or other lender to purchase the Loan from Lender (provided the Lender shall receive payment of all accrued and unpaid interest on the Loan and all other amounts due and payable to the Lender hereunder or under the other Loan Documents, including all amounts due and payable pursuant to Section 2.7(c)) in accordance with Section 9.6(b), assume all of the rights and obligations of the Lender under the Loan Documents and become the Lender hereunder. The Borrower shall pay or reimburse the Lender for all costs and expenses (including reasonable fees and disbursements of counsel to the Lender) incurred in connection with any such negotiations, restructuring or attempted restructuring, modification or attempted modification, purchase and assignment or attempted purchase and assignment.

Section 2.10. (a) Any payments made by the Borrower (or on behalf of the Borrower) under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Lender as a result of a present or former connection between the Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any Taxes not characterized as excluded in the immediately preceding sentence (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Lender hereunder or under the other Loan Documents, the Borrower shall withhold such amounts and remit them to the applicable Governmental Authority and the amounts so payable to the Lender shall be increased to the extent necessary to yield to the Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder or under the other Loan Documents at the rates or in the amounts specified in this Agreement.

(b) In addition, the Borrower (or the Guarantor, as applicable) shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) The Borrower (or Guarantor, as applicable) shall indemnify the Lender, within ten (10) days after written demand therefor, for the full amount of any Non-Excluded Taxes or Other Taxes paid by the Lender, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under the other Loan Documents or withheld from any payment made by the Borrower to the Lender (including Non-Excluded Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority and the Lender shall cooperate, at the Borrower’s sole cost and expense, with the Borrower with respect to any contest of such imposition or assertion; provided, however, that the Borrower shall not be required to indemnify the Lender under this Section 2.10 for any liability arising as a result of the Lender’s willful misconduct or gross negligence. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error. Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Lender a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender for any incremental taxes, interest or penalties that may become payable by the Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loan and all other amounts payable hereunder or under the other Loan Documents.

(d) The Lender (except to the extent the Lender is a corporation or otherwise exempt from United States backup withholding tax) shall deliver at the time(s) and in the manner prescribed by Applicable Law to the Borrower a properly completed and duly executed United States Internal Revenue Service Form W-9, or any successor form, certifying that such person is exempt from United States backup withholding tax on payments made hereunder.

(e) If the Lender determines, in its good-faith discretion that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amount pursuant to this Section 2.10, the Lender shall pay to the Borrower the amount so received without interest (other than interest received from the Governmental Authority with respect to such refund) and net of reasonable out-of-pocket expenses; provided that the Lender shall only be required to pay to the Borrower such amounts as the Lender in its good-faith discretion determines are attributable to Non-Excluded Taxes or Other Taxes paid by the Borrower.

Section 2.11. The Borrower may, at its option, give written notice to the Lender (which notice shall make specific reference to this Section 2.11), at least thirty (30) days prior to the relevant Interest Payment Date, that it desires to convert the Interest Payment Dates following the Interest Payment Date specified in such notice from quarterly to monthly, whereupon the Borrower and the Lender shall negotiate in good faith the amendments to the Loan Documents necessary and appropriate to implement such conversion (including a confirmation from the Guarantor that the Guaranty and the other Loan Documents to which the Guarantor is a party remain in full force and effect following such amendments) and related closing documents. Such conversion shall not become effective unless and until definitive amendment and confirmation documentation are executed and delivered by the Borrower, the Guarantor and the Lender. The Borrower shall pay or reimburse the Lender for all costs and expenses (including reasonable fees and disbursements of counsel to the Lender) incurred in connection with the negotiation of any such conversion and the documentation thereof (whether or not any such amendments are executed and delivered).

ARTICLE III

INTEREST AND FEES

Section 3.1. Interest shall accrue on the principal amount of the Loan at a rate equal to the Interest Rate. All computations of interest on the Loan shall be based upon a year of 360 days and shall be payable for the actual days elapsed (including the first day but excluding the last day).

Section 3.2. On each Interest Payment Date, Borrower shall pay all accrued and unpaid interest on the Loan to Lender in accordance with Sections 2.5 and 2.6.

Section 3.3. If the Borrower fails to pay any amount payable by it under this Agreement when due whether on the Maturity Date, upon acceleration of the Loan or otherwise, the Borrower must pay interest on the overdue amount from, and including, its due date up to, but excluding, the date of actual payment, both before, on and after judgment. Interest on an overdue amount is payable at the Default Rate.

Section 3.4. On the Closing Date, the Borrower shall pay to the Lender in accordance with Section 2.5 a signing fee equal to $500,000 (Five Hundred Thousand Dollars) (the “Signing Fee”).

ARTICLE IV

DRAWDOWN

Section 4.1. The obligation of the Lender to make the Loan on the Closing Date pursuant to Section 2.1 is subject to the satisfaction in full of the following conditions:

(a) (i) this Agreement, the other Loan Documents and the Subordination Agreement shall each have been executed and delivered by the parties thereto other than the Lender and (ii) provisions satisfactory to the Lender for the funding of the Pledged Account in an amount equal to the principal balance of the Loan shall have been made;

(b) the representations and warranties made by the Borrower and the Guarantor under each Loan Document are true and correct on and as of the Closing Date;

(c) no Default or Loan Event of Default is outstanding or would result from the making of the Loan;

(d) receipt by the Lender, in each case certified by the Borrower, of (i) copies of the most recent unaudited quarterly and audited annual consolidated financial statements of the Borrower and (ii) unaudited pro forma balance sheets of the Borrower and the Guarantor;

(e) each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Agreement, by Applicable Law or as reasonably requested by the Lender to be filed, registered or recorded in order to create in favor of the Lender a perfected Lien on the Collateral described therein, shall have been filed, registered or recorded or shall have been delivered to the Lender in proper form for filing, registration or recordation;

(f) receipt by the Lender of copies of each of the following, in each case certified by Borrower or Guarantor, as applicable: (i) the organizational documents of each of the Borrower and the Guarantor, together with all amendments thereto, (ii) good standing certificates in respect of each of the Borrower and the Guarantor from such entity’s jurisdiction of organization and (iii) evidence of authority of the Borrower and the Guarantor authorizing the borrowing hereunder, the granting of the Liens under the Security Agreement and the execution, delivery and performance of this Agreement and the other Loan Documents to which such entity is a party;

(g) all governmental and third-party approvals necessary in connection with the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby;

(h) receipt by the Lender of the Signing Fee and all actual out-of-pocket expenses required to be paid by the Borrower for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date;

(i) receipt by the Lender of a solvency certificate with respect to the Guarantor substantially in the form of Exhibit E attached hereto;

(j) an opinion or opinions of outside and/or internal counsel to the Borrower or Lender, as applicable, dated the Closing Date and substantially in the form attached hereto as Exhibits F, G and H;

(k) the Restructuring has been consummated; and

(l) the Lender has received all PATRIOT Act Disclosures and other applicable “Know-Your-Customer” and anti-money laundering rules and regulations requested by them prior to execution of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1. The Borrower represents and warrants to the Lender on the date of this Agreement that:

(a) the Borrower is a corporation duly formed under the laws of the State of Delaware;

(b) the Guarantor is limited company duly formed under the laws of Barbados;

(c) each of the Borrower and the Guarantor has the power to enter into and perform, and has taken all necessary action (including the obtaining of any necessary consents) in order to authorize its entry into, and performance and delivery of, the Loan Documents to which it is a party, and its performance of the transactions contemplated by the Loan Documents;

(d) each of the Loan Documents to which the Borrower or the Guarantor, as the case may be, is a party has been duly executed and delivered by the Borrower or the Guarantor, as applicable, and constitutes such entity’s legal, valid and binding obligation, enforceable in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity (whether considered in a proceeding at law or in equity);

(e) neither the execution and delivery of this Agreement or of any other Loan Document executed or to be executed by the Borrower or the Guarantor, the performance of the Borrower’s or the Guarantor’s obligations hereunder or thereunder, nor consummation of the transactions contemplated hereby or thereby by the Borrower or the Guarantor, as the case may be, will conflict with or result in any violation of, the Borrower’s or the Guarantor’s organizational documents;

(f) neither the execution and delivery of this Agreement or of any other Loan Document executed or to be executed by the Borrower or the Guarantor, the performance of the Borrower’s or the Guarantor’s obligations hereunder or thereunder, nor consummation of the transactions contemplated hereby or thereby by the Borrower or the Guarantor, as the case may be, will conflict with or result in any violation of any Applicable Law or will conflict with or result in any breach of, or constitute a default under, or result in the creation or imposition of any Lien upon any of the Borrower’s or the Guarantor’s property or assets (except for the Liens in favor of the Lender under the Loan Documents), or will conflict with or result in any violation of, any indenture, mortgage, deed of trust or other instrument or agreement to which the Borrower or the Guarantor is a party or by which the Borrower or the Guarantor may be bound or to which any of the Borrower’s or the

Guarantor’s property or assets may be subject, except in each case to the extent the same could not reasonably be expected to have a Material Adverse Effect;

(g) no material consent or authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for (i) the due execution, delivery or performance by the Borrower or the Guarantor of the Loan Documents to which it is a party, or (ii) the grant of the security interest granted pursuant to the Security Agreement (except for the filings contemplated by the Security Agreement);

(h) no financial statements or other documentation furnished by the Borrower or the Guarantor to the Lender in connection with the transactions contemplated by this Agreement or the other Loan Documents contained (at the time of delivery thereof) any untrue statement of a material fact or omitted (at the time of delivery thereof) to state a material fact necessary in order to make the statements contained herein or therein not misleading in any material respect under the circumstances in which they were made at the time such statements were made (other than any information that was corrected or updated in writing to the Lender prior to the Closing Date), provided that any projections and pro forma financial information contained in the materials delivered to the Lender are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lender that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount;

(i) no action, suit, proceeding or investigation has been instituted or, to the Borrower’s knowledge, threatened in writing against the Borrower or the Guarantor, except to the extent the same could not reasonably be expected to have a Material Adverse Effect;

(j) in connection with the transactions contemplated hereby, the Borrower has not taken any action that would result in a violation of the registration requirements of Section 5 of the 1933 Act;

(k) each of the Borrower and the Guarantor has timely filed, or caused to be filed, all material federal, state and local tax returns and reports that it is required to file and has paid all material taxes, material assessments, utility charges, fees and other governmental charges it is required to pay to the extent due (other than those taxes that it is contesting in good faith and by appropriate proceedings and with respect to which it has set aside on its books adequate reserves in accordance with GAAP). Each of the Borrower and the Guarantor has made adequate provisions in accordance with GAAP for all taxes not yet due and payable. Each of the Borrower and the Guarantor is unaware of any likely, proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect;

(l) (i) the Collateral is free and clear of all Liens other than Liens created by the Security Agreement and Permitted Liens and (ii) the Security Agreement creates a valid security interest in the Collateral and such security interest will be, upon (A) the submission by the Guarantor by registered letter of a duly executed notice pursuant to clause 2 of the Security Agreement and (B) the filing of two (2) fully executed counterpart originals of the Security Agreement (together with the statement of charge in respect thereof) with the Registrar of Corporate Affairs in accordance with the Companies Act of Barbados within twenty-eight (28) days of their respective execution, a first priority perfected security interest in the Collateral;

(m) (i) other than as disclosed in the pro forma balance sheets delivered to the Lender pursuant to Section 4.1(d), the Borrower has no outstanding Debt or other material liabilities, (ii) other than the existing obligations of the Guarantor under the Subordinated Notes (as disclosed in the pro forma balance sheet delivered to the Lender pursuant to Section 4.1(d)) and its obligations under the Loan Documents to which the Guarantor is a party, the Guarantor has no outstanding Debt or other material liabilities and (iii) the Borrower has provided to the Lender true and correct copies of the Subordinated Notes;

(n) each of the Borrower and the Guarantor is able to pay its debts as and when they become due from its own monies and will not become unable to do so as a consequence of its entry into this Agreement and the other Loan Documents to which it is a party or the performance of the transactions effected by this Agreement and the other Loan Documents. In entering into this Agreement and the other Loan Documents and in performing the transactions contemplated by this Agreement and the other Loan Documents, neither the Borrower nor the Guarantor is making dispositions of property with intent to defraud creditors, and the dispositions of property effected by this Agreement and the other Loan Documents are dispositions of estates or interests in property, or, as the case may be, payments or deposits made for valuable consideration and in good faith to Persons not having, at the time of the dispositions, payments or deposits, notice of any intent to defraud creditors;

(o) the obligations of the Borrower under each of the Loan Documents do and shall rank pari passu with all other present and future indebtedness (actual or contingent) of the Borrower;

(p) the senior management of each of the Borrower and the Guarantor (i) is aware of the transactions contemplated by each Loan Document (collectively the “Transactions”); (ii) is familiar with the purpose and effect of the Transactions; (iii) has approved the transactions set forth in such documents to which the Borrower or the Guarantor, as applicable, is a party; (iv) the Transactions have been approved by all required internal approval bodies of the Borrower and the Guarantor, as applicable; and (v) has discussed the Transactions, including its United States federal income tax treatment, and the manner in which the Borrower and the Guarantor, as applicable, intend to account for the Transactions, with its own advisers and has not relied upon Lender in respect of the suitability of the Transactions;

(q) neither the Borrower nor the Guarantor intends to treat any of the Transactions as a “reportable transaction” under Treas. Reg. Section 1.6011-4(b) for purposes of any United States federal income tax return; and

(r) the Borrower owns, directly or indirectly, 100% of the issued and outstanding equity interests of the Guarantor.

ARTICLE VI

AFFIRMATIVE COVENANTS

Section 6.1. The Borrower hereby agrees that at all times, until the payment of the Loan and all other Obligations in full, the Borrower shall:

(a) deliver or cause to be delivered to the Lender (i) the quarterly unaudited consolidated balance sheet and income statements of the Borrower as soon as available but in no event later than sixty (60) days after then end of each fiscal quarter of the Borrower (provided that with respect to the fiscal quarter ending September 30, 2007, such deliveries shall be delivered no later than ninety (90) days after the end of such fiscal quarter) and (ii) audited annual consolidated balance sheet and income statements for the Borrower and the unaudited consolidating balance sheet of the Guarantor as soon as available but in no event later than 120 days after the end of the fiscal year of the Borrower. All such financial statements shall be complete and correct in all material respects and shall be prepared in accordance with GAAP applied (except as approved by such accountants or such officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods;

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1(a), deliver a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, during such period Borrower or the Guarantor, as the case may be has observed or performed in all material respects all of its covenants and other agreements, and satisfied in all material respects each condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Loan Event of Default except as specified in such certificate;

(c) promptly deliver such additional financial and other information as the Lender may from time to time reasonably request;

(d) comply with all laws applicable to it or to any of its properties or any part thereof, such compliance to include paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its income or profits or in respect of its property, except in each case to the extent such failure to comply with such laws could not reasonably be expected to have a Material Adverse Effect;

(e) promptly after obtaining knowledge thereof, give notice to the Lender of (i) the occurrence of any Loan Event of Default or any event which is, or after notice or passage of time or both would reasonably likely be, a Loan Event of Default, (ii) any litigation, investigation or proceeding affecting the Borrower or the Guarantor that, if adversely determined, could reasonably be expected to have a Material Adverse Effect, or (iii) any other development or event that has had or could reasonably be expected to have a Material Adverse Effect;

(f) (i) preserve, renew and keep in full force and effect its organizational existence and (ii) take all other reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except to the extent the failure to take all such reasonable action could not reasonably be expected to have a Material Adverse Effect;

(g) maintain in effect at all times the types of insurance customarily maintained by an entity engaged in a business similar to the Borrower;

(h) maintain proper books of records and accounts in which full, true and correct entries in all material respects in accordance with GAAP shall be made of all dealings and transactions in relation to its business and activities and permit representatives of the Lender, at Lender’s sole cost and expense (unless a Default or Loan Event of Default has occurred and is continuing, in which case at Borrower’s sole cost and expense), to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired;

(i) pay, discharge or otherwise satisfy before they become delinquent, as the case may be, all its material obligations of whatever nature (other than under the Loan Documents), except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower;

(j) the Borrower and the Guarantor will provide the Lender with written notice prior to filing any United States federal income tax return that treats any of the Transactions as a “reportable transaction” under Treas. Reg. Section 1.6011-4(b); and

(k) own, directly or indirectly, 100% of the issued and outstanding equity interests of the Guarantor.

ARTICLE VII

NEGATIVE COVENANTS

Section 7.1. The Borrower hereby agrees that at all times, until the payment of the Loan and all other Obligations in full, the Borrower shall not:

(a) create, assume or suffer to exist or permit the creation, assumption or existence of any Lien on any of the Collateral or any other property or assets of the Guarantor or the equity interests of the Guarantor, except Liens created by the Security Agreement and Permitted Liens;

(b) directly or indirectly (i) liquidate, wind up, terminate, reorganize or dissolve itself (or suffer any liquidation, winding up, termination, reorganization or dissolution) or otherwise wind up or dispose of all or substantially all of its property or business or (ii)  merge or consolidate with or into any other Person, other than as contemplated by the Restructuring; or

(c) sell, assign, transfer or otherwise dispose of or permit the sale, assignment, transfer or other disposition of any equity interests of the Guarantor such that the Borrower shall fail to own, either directly or indirectly, 100% of the issued and outstanding equity interests of the Guarantor.

ARTICLE VIII

DEFAULT

Section 8.1. It shall be a “Loan Event of Default” if:

(a) the Borrower fails to make a payment of any amount payable pursuant to Section 2.3 or any other amount payable by it pursuant to any Loan Document within three (3) Business Days of being due;

(b) the Borrower fails to perform or observe any of the covenants, obligations or agreements to be performed or observed by it under Article 7 of this Agreement or the Guarantor fails to perform or observe any of the covenants, obligations or agreements to be performed or observed by it under Section 4(i), 4(j), 4(k), 4(l), 4(m), 4(n), 4(o), 4(p) or 4(q) of the Guaranty or clause 6.1(c), 6.1(d), 6.1(e) or 6.2(c) of, or the first paragraph of clause 2 or 3 of, of the Security Agreement;

(c) the Borrower fails to perform or observe in any material respect any covenant, obligation or agreement to be performed or observed by it under this Agreement (other than any obligation referred to in clause (a) or (b) of this Section 8.1) or any other Loan Document to which it is a party or the Guarantor fails to perform or observe in any material respect any covenant, obligation or agreement to be performed or observed by it under the Guaranty or any other Loan Document (other than any obligation of the Guarantor referred to in clause (b) of this Section 8.1) and such failure by the Borrower or the Guarantor, as the case may be, continues for thirty (30) days after the earlier of (x) the Borrower or the Guarantor becoming aware of such failure or (y) receipt by the Borrower or the Guarantor of written notice thereof;

(d) any written representation or warranty made or deemed made by the Borrower or the Guarantor under any Loan Document or in any certificate delivered hereunder or under any other Loan Document shall prove to have been incorrect in any material respect when made or deemed made and shall remain incorrect for ten (10) Business Days after receipt by the Borrower of written notice thereof;

(e) Borrower or Guarantor (i) commences a voluntary case or other proceeding or files any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) consents to the institution of a case or other proceeding or the filing of any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect, (iii) applies for or consents to the appointment of a custodian, trustee, receiver, liquidation or other similar official for Borrower or the Guarantor, as the case may be, or for a substantial part of its assets, (iv) files an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) makes a general assignment for the benefit of creditors, or (vi) takes any action for the purpose of effecting any of the foregoing;

(f) an involuntary proceeding is commenced or an involuntary petition is filed seeking (i) liquidation, reorganization or other relief in respect of Borrower or Guarantor or its respective debts, or any substantial part of its respective assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for Borrower or Guarantor or for a substantial part of its assets, and in any such case, such proceeding or petition remains undismissed for a period of sixty (60) days or an order or decree approving or ordering any of the foregoing is entered;

(g) any judgment or order is rendered against Borrower or Guarantor in an amount greater than or equal to Five Million Dollars ($5,000,000) in the aggregate and such judgment or order is not fully covered by insurance or discharged, vacated, stayed pending appeal, paid or fully covered by insurance within thirty (30) days after the entry thereof;

(h) Borrower or Guarantor shall default for a period beyond any applicable grace period (i) in the payment of any principal, interest or other amount due under any agreement involving indebtedness and the outstanding amount or amounts payable under any such agreement equals or exceeds Five Million Dollars ($5,000,000) in the aggregate, or (ii) in the performance of any obligation due or in the observance of or compliance with any covenant under any agreement involving indebtedness if pursuant to such default, the holder of the obligation concerned has the right to accelerate the maturity of any indebtedness evidenced thereby which equals or exceeds Five Million Dollars ($5,000,000) in the aggregate;

(i) any material provision of any Loan Document shall for any reason cease, in any material respect, to be valid and binding on or enforceable against the Borrower or the Guarantor, as applicable or any such Person purports to revoke, terminate or rescind any Loan Document, prior to a termination thereof in accordance with its terms;

(j) the Guarantor shall fail to deposit additional Collateral in the Pledged Account as and when required pursuant to clause 2 of the Security Agreement and such failure shall continue for one (1) Business Day or more;

(k) any Lien created by the Security Agreement shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(l) if the Borrower or the Guarantor or any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of Five Million Dollars ($5,000,000) that it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or if notice of intent to terminate a Plan or Plans in a “distress termination” under Section 4041(c) of ERISA shall be filed under Title IV of ERISA by the Borrower, the Guarantor, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or if the PBGC shall institute proceedings under Title IV of ERISA to terminate or cause a trustee to be appointed to administer such Plan or Plans; or if a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated.

Section 8.2. Upon the occurrence and during the continuance of a Loan Event of Default, (x) the Lender may by written notice to the Borrower, effective upon the date of receipt by the Borrower, declare the Loan, the aggregate amount of interest, all fees and any other sums then outstanding under this Agreement to be forthwith due and payable, whereupon they shall become so due and payable, provided that upon the occurrence of a Loan Event of Default set forth in clause (e) or (f) of Section 8.1, the Loan, together with interest and all other sums then outstanding under this Agreement, shall be deemed to be declared due and payable and (y) in addition to any rights otherwise available to the Lender hereunder or under applicable law, the Lender shall have the rights and remedies provided in the Loan Documents.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Amendments and Waivers. None of this Agreement, any other Loan Document, the Subordination Agreement or any terms hereof or thereof may be amended, supplemented or modified without the consent of the Borrower and the Lender. In the case of any waiver by the Lender of its rights hereunder, the Lender shall be restored to its former position and rights hereunder and under the other Loan Documents, and any Default or Loan Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Loan Event of Default, or impair any right consequent thereon.

Section 9.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the

Lender, and as set forth in an administrative questionnaire delivered to the Lender, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	Interpool, Inc. 211 College Road East Princeton, New Jersey 08540 Attention: Chief Financial Officer Facsimile: (609) 452-8211 Telephone: (609) 452-8900

Lender:	ING Capital LLC 1325 Avenue of the Americas New York, NY 10019 Attention: Head of Financial Engineering Facsimile: (646) 424-6077 Telephone: (646) 424-7059

provided that any notice, request or demand to or upon the Lender shall not be effective until received.

Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Lender; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Lender. The Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Section 9.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 9.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loan hereunder.

Section 9.5. Payment of Expenses. The Borrower agrees (a) to pay or reimburse the Lender for all its out of pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection with any such amendment, supplement or modification including the reasonable fees and disbursements of counsel to the Lender and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower, (b) upon the occurrence and during the continuance of a Loan Event of Default, to pay or reimburse the Lender for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement or the other Loan Documents and any such other documents, including the reasonable fees and disbursements of counsel to the Lender, and (c) to pay, indemnify, and hold the Lender and its officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless, from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) instituted or asserted by any third party or by Borrower against or incurred by any such Indemnitee as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including and reasonable legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (all the foregoing in this clause (c), collectively, the “Indemnified Liabilities”); provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. All amounts due under this Section 9.5 shall be payable not later than ten (10) days after written demand therefor. The agreements in this Section 9.5 shall survive repayment of the Loan and all other amounts payable hereunder or under the other Loan Documents.

Section 9.6. Successors and Assigns; Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) the Lender may not assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) The Lender may assign all (but not a portion) of its rights and obligations under this Agreement (including all (but not a portion) of the Loan at the time owing to it) to (i) an Affiliate of the Lender or (ii) to any other Person (other than any Person that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Person”)) provided that, with respect to clause (ii) only, so long as no Loan Event of Default has occurred and is continuing, the Borrower has consented to such assignee and such assignment; from and after the effective date specified in each assignment the assignee thereunder shall be a party hereto and, to the extent of the interest assigned have the rights and obligations of a Lender under this Agreement, and the Lender thereunder shall be released from its obligations under this Agreement and shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.9 and 9.5.

(c) The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure its obligations, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

(d) Lender, acting for this purpose as an agent of Borrower, will maintain at its principal office a register (the “Register”) for the purpose of registering the Loan and registering all transfers of the Loan. The Loan may only be transferred by a notation on the Register and in accordance with the terms of this Agreement. The Register shall be available for inspection by Borrower at any reasonable time and from time to time upon reasonable prior notice. Any recording in the Register shall be conclusive and binding in the absence of manifest error; provided that neither the failure to make any such recordation, nor any error in such recordation, shall affect the Borrower’s obligations in respect of the Loan or otherwise.

Section 9.7. Set-off. In addition to any rights and remedies of the Lender provided by Applicable Law, the Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by Applicable Law, upon any amount becoming due and payable by the Borrower hereunder or under the other Loan Documents (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Lender or any branch or agency thereof to or for the credit or the account of the Borrower. The Lender agrees promptly to notify the Borrower after any such set-off and application is made, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Lender.

Section 9.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.10. Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower and the Lender with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

Section 9.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 9.12. Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 9.2 or at such other address of which the Lender shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

Section 9.13. WAIVERS OF JURY TRIAL. THE BORROWER AND THE LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 9.14. Appointment of the Lender as Attorney; Further Assurances. The Borrower irrevocably constitutes the Lender the true and lawful attorney-in-fact of the Borrower for the purpose of taking any action permitted by this Agreement in connection with the enforcement of the Lien of the Security Agreement, with full power (in the name of the Borrower or otherwise), at any time during the existence of a Loan Event of Default, to ask, require, demand and receive any and all amounts and claims for amounts due and to become due under or arising out of the Loan Documents (to the extent that such moneys and claims constitute part of the Collateral), to endorse any check or other instrument or order in connection therewith and to file any claim or take any action or institute any proceeding to collect any portion of the Collateral. Upon the written request of the Lender (and upon receipt of the form of document so to be executed), the Borrower will duly execute and deliver any and all such further instruments and documents as may be necessary for the Lender to obtain the full benefits of the Lien of the Security Agreement and of the rights and powers herein granted. Upon the written instructions of the Lender, the Borrower will file or record any financing statement (and any continuation statement with respect thereto), any certificate of title or any other document necessary for the Lender to obtain the full benefits of the Lien of the Security Agreement and as may be specified in such instructions.

Section 9.15. Reportable Transaction. The Lender confirms (a) that on the Closing Date it does not intend to treat any of the Transactions as a “reportable transaction” under Treas. Reg. Section 1.6011-4(b) for purposes of any United States federal income tax return and (b) that the Lender will provide the Borrower with written notice prior to filing any United States federal income tax return that treats any of the Transactions as a “reportable transaction” under Treas. Reg. Section 1.6011-4(b).

Section 9.16. USA PATRIOT Act. The Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the PATRIOT Act.

IN WITNESS WHEREOF this Agreement has been executed on behalf of the parties as of the day and year first above written.

INTERPOOL, INC., as Borrower
By:	/s/ Randal Nardone
Name:	Randal Nardone
Title:	Vice President

[Signature Page to Loan Agreement]

ING CAPITAL LLC, as Lender
By:	/s/ Thomas M. Ryan
	Name:	Thomas M. Ryan
	Title:	Managing Director

[Signature Page to Loan Agreement]